Exhibit 10.1

SURETY BOND BACKSTOP AGREEMENT

This SURETY BOND BACKSTOP AGREEMENT (this “Agreement”) is entered into as of February 14, 2021 (the “Effective Date”) by and among CytoDyn Inc., a Delaware corporation (“CytoDyn”), David Fairbank Welch, both individually and in his capacity as trustee of the David F. and Heidi A. Welch Revocable Trust, Heidi A. Welch, both individually and in her capacity as trustee of the David F. and Heidi A. Welch Revocable Trust, and LRFA, LLC, a Delaware limited liability company (“LRFA” and, together with David F. Welch and Heidi A. Welch, each an “Indemnitor” and collectively the “Indemnitors”). CytoDyn and Indemnitors are collectively referred to herein as the “Parties” or each, individually, as a “Party”.

RECITALS

WHEREAS CytoDyn is currently (i) party to certain litigation with Amarex Clinical Research, LLC (“Amarex”) in the United States District Court for the District of Maryland, Case No. 8:2021CV02533 (the “Amarex Litigation”) and (ii) party to an arbitration proceeding with Amarex pending before the American Arbitration Association (the “Amarex Arbitration”).

WHEREAS on December 21, 2021, the Court in the Amarex Litigation issued a preliminary injunction (the “Preliminary Injunction”) requiring Amarex to supply CytoDyn with all data collected by Amarex in connection with obtaining FDA approval of certain pharmaceuticals being developed by CytoDyn, including trial master files, and authorizing CytoDyn to conduct an audit of clinical trial work provided by Amarex to CytoDyn.

WHEREAS, as a condition to conducting the audit authorized by the Preliminary Injunction, CytoDyn is required to post bond in the amount of $6,500,000 United States Dollars (the “Surety Bond”).

WHEREAS Argonaut Insurance Company, an Illinois corporation (“Surety”), has agreed that it will issue the Surety Bond subject to Indemnitors agreeing to indemnify Surety for any loss incurred by Surety in connection with the Surety Bond, as more specifically provided in that certain General Indemnity Agreement to be executed and delivered by Indemnitors to Surety in connection with the Surety Bond (the “Surety Bond Indemnity”).

WHEREAS Indemnitors are willing to enter into the Surety Bond Indemnity and backstop CytoDyn’s obligations under the Surety Bond subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the consideration set forth in this Agreement, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

AGREEMENT

1.	Surety Bond Indemnity. In consideration for the Warrants (as defined below) and the Indemnification Fee (as defined below), on or before February 14, 2022, Indemnitors each agree (i) to execute and deliver to Surety the Surety Bond Indemnity in the form

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reasonably required by Surety; (ii) to identify to Surety assets of Indemnitors sufficient to support issuance of the Surety Bond; (iii) to provide to Surety such information, including financial statements, tax returns, and bank statement, requested by Surety in connection with the issuance of the Surety Bond; and (iv) to covenant with Surety that Indemnitors will not encumber, dispose of, or transfer the assets identified by Indemnitors in support of the Surety Bond Indemnity.

2.	Warrant Award; Reimbursement. As consideration for the obligations of Indemnitors under Section 1 of this Agreement:
(a)

within fourteen (14) days of issuance of the Surety Bond, CytoDyn shall issue to 4-Good Ventures LLC, a Delaware limited liability company, (A) a warrant in the form attached hereto as Exhibit 1 for the purchase of fifteen million (15,000,000) shares of CytoDyn common stock (the “Initial Warrant”), and (B) a warrant in the form attached hereto as Exhibit 2 for the purchase of fifteen million (15,000,000) shares of CytoDyn common stock (the “Make-Whole Warrant” and, together with the Initial Warrant, the “Warrants”), which Make-Whole Warrant shall be subject to exercise only if any Indemnitor makes payment to Surety of any amount under the Surety Bond Indemnity (an “Indemnity Payment”) or breaches any covenants in Section 6 of this Agreement;

(b)

on or before the 120th day following the date of issuance of the Warrants, CytoDyn shall use commercially reasonable efforts to file a Registration Statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) that is intended to register for resale the shares underlying the Warrants; provided, however, that in the event that CytoDyn is prevented from filing a registration statement, as a result of outstanding comments from the SEC, or because in the good faith judgment of the Board of Directors it would be materially detrimental to CytoDyn and its stockholders for such registration statement to either become effective or remain effective, because such action would (i) require premature disclosure of material information that CytoDyn has a bona fide business purpose for preserving as confidential; or (ii) render CytoDyn unable to comply with requirements under the federal securities laws, then CytoDyn shall have the right to defer taking action with respect to such S-3 filing for a period of not more than 60 days;

(c)

if any Indemnitor makes an Indemnity Payment, (i) such Indemnitor shall provide to CytoDyn notice in writing of such payment, detailing the amount of the Indemnity Payment, the date of the Indemnity Payment, and enclosing proof of Indemnity Payment (the “Indemnity Notice”), (ii) within 90 days of the date of the Surety Bond Indemnity, CytoDyn shall reimburse and pay such Indemnitor for all Indemnity Payments plus all unpaid and accrued interest due thereon, and (iii) commencing on the first day of each month following its receipt of an Indemnity Notice, CytoDyn shall pay such Indemnitor simple interest at the rate of 10% per annum on the outstanding balance of any Indemnity Payment that has not been repaid in full as of such date; and

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(d)

if any Indemnitor pays to Surety an Indemnity Payment, in addition to the amounts owing such Indemnitor under Subsection 2(c) of this Agreement, for each Indemnity Payment, CytoDyn shall pay such Indemnitor an amount equal to the amount of the Indemnity Payment multiplied by one and a half (the “Indemnification Fee”); provided, however, the Indemnification Fee shall be deemed waived by such Indemnitor if CytoDyn has paid such Indemnitor all amounts owing under Subsection 2(c) of this Agreement on or before the date CytoDyn commences or has commenced against it a proceeding under Title 11 of the United States Code, or any liquidation, receivership, assignment for the benefit of creditors, or similar debtor relief law.

3.

Grant of Security Interest. To secure all amounts owing to Indemnitors under Subsections 2(c) and (d) of this Agreement, CytoDyn grants Indemnitors a security interest in the patents and patent applications referred to on Schedule 3 to this Agreement (the “Pledged Patents”). CytoDyn hereby specifically authorizes Indemnitors at any time and from time to time to file financing statements, continuation statements, and similar documents and amendments thereto required to perfect Indemnitors’ security interest in the Pledged Patents.

4.

Conditions to Effectiveness. The obligations of the Parties under this Agreement shall only be effective upon the occurrence of the following conditions, which may be waived by the Parties only in writing:

(a)	The Surety shall have issued the Surety Bond on or before February 14, 2022;
(b)	As of the date of the issuance of the Surety Bond, the Preliminary Injunction shall be in full force and effect and the Amarex Arbitration shall be ongoing; and
(c)	CytoDyn shall have obtained all required consents for the transactions contemplated by this Agreement and the pledge of the Pledged Assets.
5.	Representations and Warranties.
(a)	CytoDyn represents and warrants to Indemnitors as follows:
(i)	CytoDyn is duly organized and existing as a corporation under the laws of the state of Delaware. CytoDyn has the power to own its property and carry on its business as now being conducted;
(ii)	CytoDyn is authorized to execute, deliver, and perform this Agreement and any other instrument, document, or agreement required hereunder;
(iii)

This Agreement and any other documents, instruments, or agreements required pursuant to this Agreement, when executed and delivered by CytoDyn shall be the legal, valid, and binding agreement of CytoDyn and shall be enforceable against CytoDyn in accordance with the terms of such documents, instruments, or agreements; and

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(iv)

CytoDyn is the owner of the Pledged Patents, free and clear of all liens, claims, interests, and licenses (other than those provided by this Agreement and other than any licenses issued pursuant to that certain Commercialization and License Agreement dated December 17, 2019, by and between Vyera Pharmaceuticals, LLC, a Delaware limited liability company, and CytoDyn (the “Vyera License”)), and Indemnitor’s security interests and liens in the Pledged Patents is first and prior to all other liens, claims, interests, and licenses in the Pledged Patents, other than the Vyera License.

(b)	Each Indemnitor represents and warrants to CytoDyn as follows:
(i)

LRFA is duly organized and existing as a limited liability company under the laws of the state of Delaware. Each Indemnitor has the power to own its property and carry on its business as now being conducted;

(ii)	Each Indemnitor is authorized to execute, deliver, and perform this Agreement and any other instrument, document, or agreement required hereunder;
(iii)

This Agreement and any other documents, instruments, or agreements required pursuant to this Agreement, when executed and delivered by Indemnitors shall be the legal, valid, and binding agreement of each Indemnitor and shall be enforceable against each Indemnitor in accordance with the terms of such documents, instruments, or agreements; and

(iv)	Indemnitors have sufficient unencumbered, liquid assets to enable CytoDyn to qualify for issuance of the Surety Bond.
6.	Covenants. CytoDyn covenants to Indemnitors as follows:
(a)	CytoDyn shall pay all fees and costs due or owing in connection with the issuance of the Surety Bond at or prior to its issuance.
(b)	Within 180 days of the issuance of the Surety Bond, CytoDyn shall post sufficient collateral to Surety in support of the Surety Bond and obtain from Surety a release of the Surety Bond Indemnity.
(c)

If CytoDyn is required to pay any amounts to Amarex in connection with the Amarex Litigation or the Amarex Arbitration, CytoDyn shall use commercially reasonable efforts to immediately pay or structure a settlement with Amarex such that no claim is submitted by Amarex against the Surety Bond.

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7.General.

(a)

Notices. All notices and other communications provided in this Agreement shall be in writing and shall be delivered by hand or overnight courier service, or mailed by certified or registered mail as follows:

If to CytoDyn:

CytoDyn, Inc.
Attn: Chief Financial Officer
1111 Main Street, Suite 660
Vancouver, Washington 98660

with a copy (which shall not itself constitute notice) to:

Miller Nash LLP
111 SW Fifth Ave., Suite 3400
Portland, Oregon, 97204
Attn: Mary Ann Frantz

If to Indemnitors:

David Welch

217 Camino Al Lago
Atherton, CA 94027

(b)	Captions. Any captions for the sections of this Agreement are for convenience only and do not control or affect the meaning or construction of any of the provisions of this Agreement.
(c)

Severability. If any term, condition, or provision of this Agreement, or any other document or instrument referred to in this Agreement, is held invalid for any reason, such offending term, condition, or provision shall be stricken therefrom, and the remainder of this Agreement shall not be affected thereby.

(d)

Negotiated Agreement. This Agreement is a negotiated agreement. In the event of any ambiguity in this Agreement, such ambiguity shall not be subject to a rule of contract interpretation that would cause the ambiguity to be construed against any of the parties to this Agreement.

(e)

Entire Agreement. The only consideration for the execution of this Agreement is the consideration expressly recited herein. This Agreement and any documents referred to in this Agreement, constitute the entire agreement among CytoDyn and Indemnitors with respect to the subject matter thereof. No oral promise or agreement of any kind or nature, other than those that have been reduced to writing and set forth as described herein, has been made between CytoDyn and Indemnitors with respect to this Agreement.

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(f)

Waiver of Jury Trial; Jurisdiction; Venue. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY CONSENTS TO JURISDICTION IN ANY STATE OR FEDERAL COURT SITTING IN THE CITY OF VANCOUVER, WASHINGTON, EXCEPT WHERE THE LOCATION OF COLLATERAL MAY CAUSE JURISDICTION TO LIE IN ANOTHER FORUM. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in any state or federal court sitting in the City of Vancouver, Oregon and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(g)	Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Washington, without regard to principles of conflicts of law.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

CYTODYN:		INDEMNITORS:

CytoDyn Inc., a Delaware corporation

By:	/s/ Antonio Migliarese	/s/ David F. Welch
Name: Title:	Antonio Migliarese CFO & Interim President	David Fairbank Welch, both individually and in his capacity as trustee of the David F. and Heidi A. Welch Revocable Trust,

/s/ Heidi A. Welch
Heidi A. Welch, both individually and in her capacity as trustee of the David F. and Heidi A. Welch Revocable Trust

LRFA LLC, a Delaware limited liability company

		By:	/s/ David F. Welch
		Name:	David F. Welch
		Title:	President

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